Exhibit 99.1

WHITE MOUNTAINS’ BOOK VALUE PER SHARE AT $343

An Increase of 18% for the Year

HAMILTON, Bermuda (February 2, 2005) – White Mountains Insurance Group, Ltd. ended 2004 with a fully converted tangible book value per share of $343, an increase of 18% for the full year and 7% for the fourth quarter.  Adjusted comprehensive net income was $539 million for 2004, compared to $360 million in 2003.  For the quarter, adjusted comprehensive income was $233 million compared to $92 million in the fourth quarter of 2003.

CEO Ray Barrette said, “I am pleased we were able to grow our tangible book value per share by 18% in a heavy cat year.  The investment portfolio performed well.  Equities did particularly well with a total return of 20% for the year.  Acquisitions contributed $180 million in transaction gains, more than offsetting the impact of cats and reserve increases for prior years.  Underlying results at OneBeacon, White Mountains Re, and Esurance are all excellent.  Good news on the tax legislation and foreign exchange fronts also contributed to this nice result.  We finished this challenging year with an even stronger balance sheet than we had at the beginning.  Our earning power remains strong and we continue to accumulate a large amount of capital available for new opportunities.  The board of directors is reviewing our capital management options.  Rest assured that in the meantime this money is not burning a hole in our corporate pockets.”

The following after-tax items impacted the quarter:

•                  $85 million in realized and unrealized investment gains, compared to gains of $70 million in last year’s fourth quarter;

•                  $22 million in catastrophe losses from a combination of $11 million of losses from the tsunami that hit South Asia in December and $11 million of additional losses primarily as a result of damage caused to oil rigs by hurricane Ivan, which hit the U.S. Southeast in the third quarter of 2004;

•                  $40 million in unrealized foreign currency gains arising from our ownership of Sirius and our foreign bond portfolio, reflecting the strength of the Swedish Krona and British Pound versus the U.S. dollar;

•                  $40 million in foreign tax credits, as a result of federal legislation that extended by 5 years the period in which we could produce foreign source income to realize this benefit left over from the pre-OneBeacon acquisition days; and

•                  $20 million transaction gain on the purchase of Tryg-Baltica International.

Net income for the year was $419 million, compared to $281 million in the prior year.  Net income for the quarter was $165 million compared to $59 million in the same quarter of 2003.

OneBeacon

OneBeacon’s pre-tax income for 2004 was $391 million, compared to $405 million in 2003.  The GAAP combined ratio was 99%, versus 98% in 2003.  For the fourth quarter of 2004, pre-tax income was $119 million with a GAAP combined ratio of 97%.  For the comparable period of 2003, pre-tax income was $105 million with a GAAP combined ratio of 93%.  Net written premiums were up 25% and 14% for the full year and fourth quarter, respectively, which is mainly attributable to the Atlantic Mutual transaction.

John Cavoores, CEO of OneBeacon, said, “We are a bit disappointed in our 99% combined ratio for the year.  Our solid performance in our three ongoing business lines – specialty, personal, and commercial – was masked by unexpected compensation costs driven by the White Mountains’ stock price increase and by the third quarter reserve increase on runoff business.  I expect both factors to have a much smaller impact going forward, as less of our future incentive compensation costs are tied to White Mountains’ stock, and our balance sheet is as strong as ever.  OneBeacon has a lot of momentum and we are well positioned to take advantage of opportunities in the marketplace despite increasing competition.”

White Mountains Re

White Mountains Re reported $87 million of pre-tax income for 2004, compared to $144 million in 2003.  The GAAP combined ratio for the year was 104%, versus 96% in 2003.  The elevated combined ratio was due mainly to $135 million of net claims incurred related to significant catastrophes in the second half of the year.  For the fourth quarter of 2004, pre-tax income was $48 million with a GAAP combined ratio of 104%.  For the comparable period of 2003, pre-tax income was $33 million with a GAAP combined ratio of 97%.  Net written premiums were up 41% and 11% for the full year and fourth quarter, respectively, mainly attributable to the acquisition of Sirius in the second quarter.

Steve Fass, CEO of White Mountains Re, said, “The unprecedented level of catastrophes experienced during the last half of the year significantly impacted our results, but once again our underwriting discipline and risk management approach helped to contain the losses to a manageable level.  Fortunately, we were able to realize $140 million of benefits from the three transactions we closed during the year and we were able to contribute nicely to White Mountains’ growth in book value.  With more storms having already occurred in the first quarter and with a market that is clearly getting more competitive, I expect 2005 to be a challenging year.”

Subsequent to the end of the year, White Mountains Re incurred approximately $30 million in losses, net of reinsurance and taxes, from the European storm Erwin.  In January 2005, the storm hit Scandinavia particularly hard, a region where Sirius is the leading reinsurer.

Esurance

Esurance had pre-tax income of $4 million for both the full year and the fourth quarter of 2004, compared to pre-tax losses of $19 million and $3 million for the comparable periods of 2003.  The GAAP combined ratio was 102% for the full year 2004, while the GAAP combined ratio for the fourth quarter was 99%, compared to 120% and 111% in the comparable periods of 2003.  Net written premiums increased 71% and 68% for the full year and fourth quarter, respectively.

Gary Tolman, CEO of Esurance, said, “We are proud to report the first annual profit in Esurance’s five-year history.  In 2004, we achieved significant growth in premium volume, while at the same time reducing our loss ratio.  Our increased spending on television and radio advertising during the second half of the year generated significant premium volume, particularly in the fourth quarter.  We are continuing to experience this strong premium growth, giving us a great start in the first quarter of 2005.”

Other Operations

White Mountains’ other operations reported a pre-tax loss of $235 million for 2004, compared to a pre-tax loss of $159 million in 2003.  For the fourth quarter, the segment reported a pre-tax loss of $55 million versus a pre-tax loss of $69 million in the comparable period of 2003.  The losses reported in this segment are principally related to financing, purchase accounting and compensation expenses at the holding company level.  The increased costs for the year are primarily due to an increase in incentive compensation accruals, which were driven by a 41% rise in White Mountains’ stock price during 2004, and higher gains from the sale of real estate in 2003.

Investment Activities

The GAAP total return on invested assets was 7% in 2004 and 3% in the fourth quarter.  The equity portfolio returned 20% for the year.

John Gillespie, chief investment officer, said, “We generated strong investment results in 2004.  Equities were stellar, while our fixed income portfolios performed in line with their duration and credit characteristics.”

Net investment income was $361 million for the full year 2004 and $113 million for the fourth quarter, up 24% and 58%, respectively from the comparable periods of 2003.  The increase is primarily due to investment income earned on the invested assets acquired in the Sirius transaction.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-K with the Securities and Exchange Commission on or before March 4, 2005 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP measure that excludes the change in net unrealized gains from Symetra’s fixed maturity portfolio from comprehensive net income.  GAAP requires these assets to be marked-to-market, which results in gains during periods when interest rates fall and losses in periods when interest rates rise.  Because the liabilities related to the life insurance and structured settlement products that these assets support are not marked to market, it is likely that the economic impact on Symetra would be the opposite of that shown under GAAP  (i.e., in general, Symetra’s intrinsic value increases when interest rates rise and decreases when interest rates fall).  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 7.

Fully converted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all convertible securities and to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.  The reconciliation of fully converted tangible book value per share to book value per share is included on page 6.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The information contained in this earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                        growth in book value per share or return on equity;

•                        business strategy;

•                        financial and operating targets or plans;

•                        incurred losses and the adequacy of its loss and loss adjustment expense reserves;

•                        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                        expansion and growth of our business and operations; and

•                        future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                        the continued availability of capital and financing;

•                        general economic, market or business conditions;

•                        business opportunities (or lack thereof) that may be presented to it and pursued;

•                        competitive forces, including the conduct of other property and casualty insurers and reinsurers

•                        changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients;

•                        an economic downturn or other economic conditions adversely affecting its financial position;

•                        loss reserves established subsequently proving to have been inadequate; and

•                        other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31, 2004	September 30, 2004	December 31, 2003
Assets

Fixed maturity investments, at fair value	$7,900.0	$7,562.1	$6,248.1
Short-term investments, at fair value	1,058.2	1,839.2	1,546.6
Common equity securities, at fair value	1,043.9	989.1	513.6
Other investments	527.4	438.2	239.2
Total investments	10,529.5	10,828.6	8,547.5

Reinsurance recoverable on unpaid losses	3,797.4	3,913.6	3,473.8
Reinsurance recoverable on paid losses	92.0	74.0	121.7
Funds held by ceding companies	943.8	931.8	144.1
Insurance and reinsurance premiums receivable	942.2	1,067.0	779.0
Securities lending collateral	593.3	583.8	911.0
Investment in unconsolidated insurance affiliates	466.6	443.0	515.9
Deferred acquisition costs	308.2	342.9	233.6
Ceded unearned premiums	224.1	258.9	185.3
Accounts receivable on unsettled investment sales	19.9	91.1	9.1
Other assets	1,098.1	996.3	961.0
Total assets	$19,015.1	$19,531.0	$15,882.0

Liabilities

Loss and loss adjustment expense reserves	$9,398.5	$9,533.9	$7,728.2
Reserves for structured contracts	375.9	400.1	—
Unearned insurance and reinsurance premiums	1,739.4	1,926.0	1,409.4
Debt	783.3	793.6	743.0
Securities lending payable	593.3	583.8	911.0
Preferred stock subject to mandatory redemption	211.9	207.1	194.5
Ceded reinsurance payable	201.4	131.5	127.7
Funds held under reinsurance treaties	155.4	160.0	211.9
Accounts payable on unsettled investment purchases	30.9	509.2	371.6
Other liabilities	1,641.2	1,649.9	1,205.5
Total liabilities	15,131.2	15,895.1	12,902.8

Common Shareholders’ Equity

Common shares and paid-in surplus	1,725.8	1,719.2	1,407.1
Retained earnings	1,695.9	1,531.2	1,286.4
Accumulated other comprehensive income, after tax:
Unrealized gains on investments	359.5	329.1	286.0
Equity in net unrealized gains from Symetra’s fixed maturity portfolio	56.6	48.1	—
Unrealized foreign currency translation gains (losses) and other	46.1	8.3	(.3)
Total common shareholders’ equity	3,883.9	3,635.9	2,979.2
Total liabilities and common shareholders’ equity	$19,015.1	$19,531.0	$15,882.0

Common shares outstanding (000’s)	10,773	10,769	9,007	sh
Common and equivalent shares outstanding (000’s)	10,819	10,819	10,782	sh

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY CONVERTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	December 31, 2004	September 30, 2004	December 31, 2003	September 30, 2003
Book value per share numerators (in millions):
Common shareholders’ equity	$3,883.9	$3,635.9	$2,979.2	$2,882.5
Proceeds from assumed exercise of outstanding warrants	—	—	300.0	300.0
Benefits to be received from share obligations under employee benefit plans	6.7	7.1	7.0	7.5
Remaining adjustment of subsidiary preferred stock to face value	(108.1)	(112.9)	(125.5)	(129.1)
Book value per share numerator	3,782.5	3,530.1	3,160.7	3,060.9
Less: Equity in net unrealized gains from Symetra’s fixed maturity portfolio	(56.6)	(48.1)	—	—
Less: Goodwill of consolidated limited partnership investments	(20.0)	(20.0)	(20.3)	(17.8)
Fully converted tangible book value per common and equivalent share numerator	$3,705.9	$3,462.0	$3,140.4	$3,043.1

Book value per share denominators (in thousands of shares):
Common Shares outstanding	10,772.8	10,769.4	9,007.2	9,002.4
Common Shares issuable upon exercise of outstanding warrants	—	—	1,724.2	1,724.2
Share obligations under employee benefits plans	46.6	50.0	50.6	55.4
Fully converted tangible book value per common and equivalent share denominator	10,819.4	10,819.4	10,782.0	10,782.0

Book value per share	$349.60	$326.28	$293.15	$283.90
Fully converted tangible book value per common and equivalent share	$342.52	$319.98	$291.27	$282.24

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Earned insurance and reinsurance premiums	$999.1	$791.3	$3,820.5	$3,137.7
Net investment income	113.3	71.8	360.9	290.9
Net realized gains on investments	71.3	48.6	181.1	162.6
Other revenue	64.4	39.6	190.5	202.6
Total revenues	1,248.1	951.3	4,553.0	3,793.8
Expenses:
Loss and loss adjustment expenses	656.6	503.6	2,591.1	2,138.1
Insurance and reinsurance acquisition expenses	199.2	154.3	743.5	615.0
Other underwriting expenses	133.7	96.4	521.3	347.1
General and administrative expenses	106.9	98.3	309.3	201.8
Accretion of fair value adjustment to loss and loss adjustment expense reserves	10.2	10.1	43.3	48.6
Interest expense on debt	13.5	11.5	49.1	48.6
Interest expense - dividends on preferred stock subject to mandatory redemption	7.6	7.5	30.3	15.1
Interest expense - accretion on preferred stock subject to mandatory redemption	4.7	3.8	17.3	7.2
Total expenses	1,132.4	885.5	4,305.2	3,421.5
Pretax income	115.7	65.8	247.8	372.3
Tax benefit (provision)	18.7	(22.4)	(47.0)	(127.6)
Net income before minority interest, equity in earnings of unconsolidated affiliates and extraordinary item	134.4	43.4	200.8	244.7
Accretion of subsidiary preferred stock to face value	—	—	—	(6.4)
Dividends on subsidiary preferred stock	—	—	—	(15.1)
Equity in earnings of unconsolidated insurance affiliates	10.6	15.1	37.4	57.4
Net income before extraordinary item	145.0	58.5	238.2	280.6
Excess of fair value of acquired net assets over cost	19.8	—	180.5	—
Net income	164.8	58.5	418.7	280.6
Change in net unrealized gains on investments	38.9	31.8	130.1	75.8
Change in net foreign currency gains and losses and other	37.8	2.1	46.4	3.2
Comprehensive net income	241.5	92.4	595.2	359.6
Less: Change in net unrealized gains from Symetra’s fixed maturity portfolio	(8.5)	—	(56.6)	—
Adjusted comprehensive net income	$233.0	$92.4	$538.6	$359.6

Computation of net income available to common shareholders:
Net income	$164.8	$58.5	$418.7	$280.6
Redemption value adjustment - convertible preference shares	—	—	—	(49.5)
Net income available to common shareholders	$164.8	$58.5	$418.7	$231.1

Basic earnings per share:
Net income before extraordinary item	$13.48	$6.50	$24.05	$26.48
Net income	15.31	6.50	42.28	26.48

Diluted earnings per share:
Net income before extraordinary item	$13.48	$5.75	$22.67	$23.63
Net income	15.31	5.75	39.92	23.63

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENT

(in millions)

For the Year Ended December 31, 2004

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$2,378.5	$1,265.5	$176.5	$—	$3,820.5
Net investment income	221.4	98.5	3.5	37.5	360.9
Net realized gains on investments	129.6	29.6	1.1	20.8	181.1
Other revenue	141.8	36.1	2.2	10.4	190.5

Total revenues	2,871.3	1,429.7	183.3	68.7	4,553.0
Expenses:
Loss and loss adjustment expenses	1,545.2	918.9	122.4	4.6	2,591.1
Insurance and reinsurance acquisition expenses	442.3	271.8	29.4	—	743.5
Other underwriting expenses	369.2	122.9	27.7	1.5	521.3
General and administrative expenses	122.2	15.1		172.0	309.3
Accretion of fair value adjustment to loss and lae reserves	—	10.1	—	33.2	43.3
Interest expense on debt	1.0	3.8	—	44.3	49.1
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	47.6	47.6

Total expenses	2,479.9	1,342.6	179.5	303.2	4,305.2

Pretax income (loss)	$391.4	$87.1	$3.8	$(234.5)	$247.8

For the Year Ended December 31, 2003

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$2,160.3	$845.8	$99.9	$31.7	$3,137.7
Net investment income	223.7	50.4	1.3	15.5	290.9
Net realized gains on investments	127.0	7.7	0.2	27.7	162.6
Other revenue	90.5	75.5	0.3	36.3	202.6

Total revenues	2,601.5	979.4	101.7	111.2	3,793.8
Expenses:
Loss and loss adjustment expenses	1,475.6	557.6	81.0	23.9	2,138.1
Insurance and reinsurance acquisition expenses	394.2	198.0	18.8	4.0	615.0
Other underwriting expenses	258.7	57.8	20.4	10.2	347.1
General and administrative expenses	67.6	19.6	—	114.6	201.8
Accretion of fair value adjustment to loss and lae reserves	—	—	—	48.6	48.6
Interest expense on debt	0.3	2.0	—	46.3	48.6
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	22.3	22.3

Total expenses	2,196.4	835.0	120.2	269.9	3,421.5

Pretax income (loss)	$405.1	$144.4	$(18.5)	$(158.7)	$372.3

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENT

(in millions)

For the Three Months Ended December 31, 2004

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$584.0	$362.1	$53.0	$—	$999.1
Net investment income	59.7	38.3	1.3	14.0	113.3
Net realized gains on investments	22.6	20.6	0.5	27.6	71.3
Other revenue	48.8	13.1	0.9	1.6	64.4

Total revenues	715.1	434.1	55.7	43.2	1,248.1
Expenses:
Loss and loss adjustment expenses	365.0	263.6	33.4	(5.4)	656.6
Insurance and reinsurance acquisition expenses	114.2	74.6	10.4	—	199.2
Other underwriting expenses	85.2	39.8	8.5	0.2	133.7
General and administrative expenses	31.4	3.5	(0.3)	72.3	106.9
Accretion of fair value adjustment to loss and lae reserves	—	3.7	—	6.5	10.2
Interest expense on debt	0.3	1.1	—	12.1	13.5
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	12.3	12.3

Total expenses	596.1	386.3	52.0	98.0	1,132.4

Pretax income (loss)	$119.0	$47.8	$3.7	$(54.8)	$115.7

For the Three Months Ended December 31, 2003

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$516.9	$234.5	$31.6	$8.3	$791.3
Net investment income	57.2	13.4	0.2	1.0	71.8
Net realized gains on investments	14.8	2.8	0.2	30.8	48.6
Other revenue	25.8	18.8	0.1	(5.1)	39.6

Total revenues	614.7	269.5	32.1	35.0	951.3
Expenses:
Loss and loss adjustment expenses	318.4	155.7	24.1	5.4	503.6
Insurance and reinsurance acquisition expenses	92.4	55.2	5.6	1.1	154.3
Other underwriting expenses	71.9	16.7	5.5	2.3	96.4
General and administrative expenses	26.5	8.5	—	63.3	98.3
Accretion of fair value adjustment to loss and lae reserves	—	—	—	10.1	10.1
Interest expense on debt	0.3	0.5	—	10.7	11.5
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	11.3	11.3

Total expenses	509.5	236.6	35.2	104.2	885.5

Pretax income (loss)	$105.2	$32.9	$(3.1)	$(69.2)	$65.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				WM Re	Esurance
Year Ended December 31, 2004	Specialty	Personal	Commercial	Total (1)
GAAP Ratios
Loss and LAE	59%	62%	56%	65%	73%	69%
Expense	31%	32%	41%	34%	31%	33%
Total Combined	90%	94%	97%	99%	104%	102%

Dollars in millions
Net written premiums	$848.5	$724.7	$807.1	$2,459.1	$1,246.3	$199.4
Earned premiums	$812.0	$723.8	$703.3	$2,378.5	$1,265.5	$176.5

	OneBeacon				WM Re	Esurance
Year Ended December 31, 2003	Specialty	Personal	Commercial	Total (1)
GAAP Ratios
Loss and LAE	54%	61%	61%	68%	66%	81%
Expense	32%	30%	34%	30%	30%	39%
Total Combined	86%	91%	95%	98%	96%	120%

Dollars in millions
Net written premiums	$733.7	$676.8	$426.7	$1,972.5	$885.7	$116.4
Earned premiums	$694.9	$744.7	$432.0	$2,160.3	$845.8	$99.9

	OneBeacon				WM Re	Esurance
Three Months Ended December 31, 2004	Specialty	Personal	Commercial	Total (1)
GAAP Ratios
Loss and LAE	58%	68%	47%	63%	73%	63%
Expense	34%	31%	43%	34%	31%	36%
Total Combined	92%	99%	90%	97%	104%	99%

Dollars in millions
Net written premiums	$200.9	$164.8	$131.0	$517.5	$250.6	$55.4
Earned premiums	$205.7	$183.7	$172.7	$584.0	$362.1	$53.0

	OneBeacon				WM Re	Esurance
Three Months Ended December 31, 2003	Specialty	Personal	Commercial	Total (1)
GAAP Ratios
Loss and LAE	53%	64%	55%	61%	66%	76%
Expense	34%	35%	40%	32%	31%	35%
Total Combined	87%	99%	95%	93%	97%	111%

Dollars in millions
Net written premiums	$181.1	$161.3	$98.6	$453.0	$225.4	$33.0
Earned premiums	$178.7	$179.7	$111.1	$516.9	$234.5	$31.6

(1) Includes results from run off operations and reciprocals.